Exhibit 99.1

Contacts:	Joyce Schuldt, Executive VP & CFO Pioneer Drilling Company (210) 828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E /(713) 529-6600
PIONEER DRILLING FILES FORM 12b-25 WITH THE SEC AND
POSTPONES RELATED EARNINGS RELEASE AND CONFERENCE CALL
SAN ANTONIO, Texas, May 12, 2008 — Pioneer Drilling Company (AMEX: PDC) announced today that it has filed a Form 12b-25 with the U.S. Securities and Exchange Commission (SEC) to report that it will not timely file its Form 10-Q for the quarter ended March 31, 2008 (the “Quarterly Report”). As a result of questions recently raised with respect to the effectiveness of the Company’s internal control over financial reporting, the Company believes that it does not have adequate assurance at this time to support filing the Quarterly Report with the necessary management certifications.
The audit committee of the board of directors of the Company has formed a special subcommittee to investigate whether circumstances exist or irregularities have occurred that may have resulted in material weaknesses in the Company’s internal control over financial reporting, and to determine whether such weaknesses, if any, have materially affected the Company’s financial statements. The special subcommittee has engaged independent legal counsel to assist in its investigation.
Subject to the resolution of the questions that have been raised, the Company expects to report (i) revenues of $113.0 million for the quarter ended March 31, 2008, as compared to revenues of $103.3 million for the quarter ended March 31, 2007, (ii) net income of $12.3 million and $17.2 million for the same corresponding periods, respectively, and (iii) diluted earnings per share of $0.24 and $0.34 for the same corresponding periods, respectively. This financial information should be considered preliminary and is subject to change to reflect any necessary corrections or adjustments that are identified prior to the time the investigation is completed and the Company finalizes the financial statements for the quarter ended March 31, 2008. While the Company does not expect this financial information to materially change, there can be no assurance that the actual financial information reported on the Quarterly Report, when filed, will not differ materially from the financial information set forth herein.
The Company also announced today that due to the investigation it is necessary to further postpone the release of the Company’s full financial results for the quarter ended March 31, 2008 (the “Quarterly Results”), and the related earnings conference call, both of which were previously scheduled for Tuesday, May 13, 2008.
The Company intends to publicly release the Quarterly Results, announce the new date of the related earnings conference call, and file the Quarterly Report with the SEC as soon as reasonably practicable following the completion of the investigation.
About Pioneer Drilling Company
Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though its Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Production Services Division. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet, 63 workover rigs (59 550-horsepower rigs, 3 600-horsepower rigs and 1 400-horsepower rig), 51 wireline units, and fishing and rental tools.
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